  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 1997

                                                                 FILE NO. 333-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                           DOMINION RESOURCES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               VIRGINIA                              54-1229715
    (STATE OR OTHER JURISDICTIONOF      (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

                              901 E. BYRD STREET
                         RICHMOND, VIRGINIA 23219-4072
                                (804) 775-5700
  (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  PATRICIA A. WILKERSON, CORPORATE SECRETARY
                W. H. RIGGS, JR., ASSISTANT CORPORATE SECRETARY
                           DOMINION RESOURCES, INC.
               901 E. BYRD STREET, RICHMOND, VIRGINIA 23219-4072
                                (804) 775-5700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH A COPY TO:
        THOMAS F. FARRELL, II                   ROBERT L. BURRUS, JR.
       DOMINION RESOURCES, INC.        MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.
         901 EAST BYRD STREET                     ONE JAMES CENTER
    RICHMOND, VIRGINIA 23219-4072           RICHMOND, VIRGINIA 23219-4030

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after effectiveness

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                      CALCULATION OF REGISTRATION FEE(1)

=========================================================================================
                                             PROPOSED       PROPOSED
                                AMOUNT       MAXIMUM        MAXIMUM
  TITLE OF EACH CLASS OF        TO BE     OFFERING PRICE   AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED   PER SHARE(2)  OFFERING PRICE REGISTRATION FEE
----------------------------------------------------------------------------------------
 Debt Securities,
  Preferred Stock, Common
  Stock, without par
  value ................     $950,000,000                 $950,000,000      $287,879
========================================================================================

(1) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.
(2) Omitted pursuant to General Instruction II.D of Form S-3.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

===============================================================================

Prospectus                                              Subject to Completion
                                                        Preliminary Prospectus
                                                        Dated September 12, 1997

[LOGO OF DOMINION RESOURCES APPEARS HERE]

DOMINION RESOURCES, INC.
901 East Byrd Street
Richmond, Virginia 23219-4072
(804) 755-5700

                                 $950,000,000

                                Debt Securities
                                Preferred Stock
                                  Common Stock

    -----------------------------------------------------------------

   We will provide specific terms of these securities in supplements to this prospectus.
You should read this prospectus and any supplement carefully before you invest.

    -----------------------------------------------------------------

These securities have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September  , 1997

ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $950,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

  We are participating in the SEC's plain English program. This is an initiative launched by the SEC to make prospectuses and other information more understandable to the general investor. We believe we have included all information material to investors but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

 . Annual Report on Form 10-K for the year ended December 31, 1996;

 . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June
  30, 1997;

 . Current Reports on Form 8-K, filed January 23, 1997 and Form 8-K/A, filed
  March 20, 1997; and

 . The description of the Company's common stock contained in Form 8-B (Item 4) dated April 29, 1983.

  You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

  Corporate Secretary
  Dominion Resources, Inc.
  901 East Byrd Street
  Richmond, Virginia 23219-4072
  (804) 775-5700

  You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

  Dominion Resources, Inc. is a holding company headquartered in Richmond, Virginia. Our operating subsidiaries are:

 . Virginia Power/North Carolina Power, principally an electric utility serving two million residences and businesses in a 30,000-square-mile region from northern Virginia to northeastern North Carolina. It owns and operates nuclear, coal, natural gas, oil and hydroelectric power stations;

 . Dominion Energy, Inc., an independent power and natural gas subsidiary. It has ownership and operating interests in 27 generating facilities in six U.S. states, Argentina, Belize, Bolivia and Peru. This company has about 460 billion cubic feet of proven natural gas reserves throughout several major regions of the United States;

 . Dominion Capital, Inc., a financial services and real estate subsidiary, with commercial and mortgage lending entities, a full-service commercial real estate company, a large hydroelectric station in Louisiana, and a variety of debt and equity investments; and

 . East Midlands Electricity plc, principally an electric power distribution and supply company serving 2.3 million homes and businesses in the East Midlands region of the United Kingdom.

USE OF PROCEEDS

  The net proceeds from the sale of the offered securities will be used for general corporate purposes including repayment of debt. This debt may include approximately $910 million incurred in connection with the purchase of East Midlands in early 1997.

RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges for each of the periods indicated is as follows:

TWELVE
MONTHS
ENDED   TWELVE MONTHS ENDED DEC.
 JUNE              31,
 30,    --------------------------
 1997   1996   1995 1994 1993 1992
------  -----  ---- ---- ---- ----
 2.81    2.75  2.56 2.77 2.90 2.69

  These computations include us and our subsidiaries, and 50% or less equity companies. For these ratios, "earnings" is determined by adding "total fixed charges" (excluding interest capitalized), income taxes, minority common stockholders equity in net income and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20% but less than 50% equity is owned. For this purpose, "total fixed charges" consists of
(1) interest on all indebtedness and amortization of debt discount and expense,
(2) interest capitalized and (3) an interest factor attributable to rentals.

DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will be our direct unsecured general obligations. The Debt Securities will be either senior debt securities or subordinated debt securities. The Debt Securities will be issued under one or more separate indentures between us and The Chase Manhattan Bank as Trustee. Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture". Together the Senior Indentures and the Subordinated Indentures are called "Indentures".

  We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

GENERAL

  The Debt Securities will be our direct, unsecured obligations. The Senior
Debt
Securities will rank equally with all of our other senior and unsubordinated debt. The Subordinated Debt Securities will have a junior position to all of our Senior Debt.

  Because we are a holding company that conducts all of our operations through our subsidiaries, holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. Virginia Power has 6,890,140 outstanding shares of preferred stock. All of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of June 30, 1997, our subsidiaries had approximately $7.8 billion of outstanding debt.

  A prospectus supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

 . The title and type of the Debt Securities;

 . The total principal amount of the Debt Securities;

 . The percentage of the principal amount at which the Debt Securities will be issued and any payments due if the maturity of the Debt Securities is accelerated;

 . The dates on which the principal of the Debt Securities will be payable;

 . The interest rate which the Debt Securities will bear and the interest payment dates for the Debt Securities;

 . Any optional redemption periods;

 . Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

 . Any provisions granting special rights to holders when a specified event occurs;

 . Any changes to or additional Events of Defaults or covenants;

 . Any special tax implications of the Debt Securities, including provisions for Original Issue Discount Securities, if offered; and

 . Any other terms of the Debt Securities.

    None of the Indentures limits the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

    Debt Securities of a series may be issued in registered, bearer, coupon or global form. (Sections 201 & 203.)

DENOMINATIONS

    The prospectus supplement for each issuance of Debt Securities will state whether the securities will be issued in registered form of $1,000 each or multiples thereof or bearer form of $5,000 each.

SUBORDINATION

    Under the Subordinated Indenture, payment of the principal, interest and any premium on the Subordinated Debt Securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. The Subordinated Indenture provides that no payment of principal, interest and any premium on the Subordinated Debt Securities may be made in the event:

 . of any insolvency, bankruptcy or similar proceeding involving the Company or our property, or

 . we fail to pay the principal, interest, any premium or any other amounts on any Senior Debt when due.

    The Subordinated Indenture will not limit the amount of Senior Debt that we may incur.

    "Senior Debt" is defined to include all notes or other unsecured evidences of indebtedness including guarantees of the Company for money borrowed by the Company, not expressed to be subordinate or junior in right of payment to any other indebtedness of the Company.


CONSOLIDATION, MERGER OR SALE

    Each Indenture generally permits a consolidation or merger between us and another corporation. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indentures.

    However, we will only consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indentures. The remaining or acquiring corporation will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indenture. Thereafter, the successor corporation may exercise our rights and powers under any Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under any Indenture and under the Debt Securities. (Sections 801 & 802.)


MODIFICATION OF INDENTURES

    Under each Indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Sections 901 & 902.)

EVENTS OF DEFAULT

    "Event of Default" when used in an Indenture, will mean any of the following:

 . failure to pay the principal or any premium on any Debt Security when due;

 . failure to deposit any sinking fund payment when due;

 . failure to pay interest on any Debt Security for 30 days;

 . failure to perform any other covenant in the Indenture that continues for 90 days after being given written notice;

 . certain events in bankruptcy, insolvency or reorganization of the Company; or

 . any other Event of Default included in any Indenture or supplemental indenture. (Section 501.)

    An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under an Indenture. The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. (Section 602.)

    If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 502.)

    Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (Section 601.) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. (Section 512.)


COVENANTS

    Under the Indentures, we will:

 .  pay the principal, interest and any premium on the Debt Securities when due;

 .  maintain a place of payment;

 . deliver a report to the Trustee at the end of each fiscal year reviewing the Company's obligations under the Indentures; and

 . deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.


PAYMENT AND TRANSFER

    Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the Debt Securities are registered on days specified in the Indentures or any prospectus supplement. Debt Securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.
(Section 307.)

  Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 1002.)

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 203.)

  Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants.

DEFEASANCE

  We will be discharged from our obligations on the Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of the series. If this happens, the holders of the Debt Securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities. (Section 401.)

  Under Federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Debt Securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the Federal income tax law.

DESCRIPTION OF CAPITAL STOCK

  As of June 30, 1997, our authorized capital stock was 320,000,000 shares. Those shares consisted of: (a) 20,000,000 shares of preferred stock, none of which were outstanding; and (b) 300,000,000 shares of common stock, of which 185,604,273 shares were outstanding.

COMMON STOCK

Listing

  Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "D". Any additional common stock we issue will also be listed on the NYSE.

Dividends

  Common shareholders may receive dividends when declared by the Board of Directors. Dividends may be paid in cash, stock or other form. In certain cases, common shareholders may not receive dividends until we have satisfied our obligations to any preferred shareholders.

Fully Paid

  All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Voting Rights

  Each share of common stock is entitled to one vote in the election of directors and other matters. Common shareholders are not entitled to preemptive or cumulative voting rights.

Other Rights

  We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

Transfer Agents and Registrars

  We, along with Chase Mellon Shareholder Services, are transfer agent and registrar. You may contact us at the address listed on page 2 or Chase Mellon located in Ridgefield, New Jersey.

PREFERRED STOCK

  The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the SEC.

  Our Board of Directors can, without approval of shareholders, issue one or more series of preferred stock. The Board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

  The preferred stock will, when issued, be fully paid and non-assessable.

  The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

VIRGINIA STOCK CORPORATION ACT AND THE ARTICLES AND THE BYLAWS

GENERAL

   We are a Virginia corporation subject to the Virginia Stock Corporation Act (the

"Virginia Act"). Provisions of the Virginia Act, in addition to provisions of our Articles of Incorporation and Bylaws, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have an anti-takeover effect. This anti-takeover effect may, in some circumstances, reduce the control premium that might otherwise be reflected in the value of our common stock. If you are buying this stock as part of a short-term investment strategy, this might be especially important to you.

  We have summarized the key provisions below. The descriptions are not complete.You should read the actual provisions of our Articles and Bylaws and the Virginia Act that relate to your individual investment strategy.

BUSINESS COMBINATIONS

  The Virginia Act and our Articles generally require that any merger, share exchange or sale of substantially all of the assets of a corporation be approved by at least two-thirds of the votes entitled to be cast by each voting group entitled to vote.

  Section 13.1-725 of the Virginia Act contains several provisions relating to transactions with "interested shareholders." Interested Shareholders are holders of more than 10% of any class of a corporation's outstanding voting shares. Transactions between a corporation and an Interested Shareholder are referred to as Affiliated Transactions. The Virginia Act requires that material affiliated transactions must be approved by at least two-thirds of the shareholders not including the Interested Shareholder. Affiliated Transactions requiring this two-thirds approval include mergers, share exchanges, material dispositions of corporate assets, dissolution or any reclassification of the corporation with its subsidiaries which increases the percentage of voting shares owned by an Interested Shareholder by more than five percent.

  For three years following the time that a shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with the Interested Shareholder without approval of two-thirds of the disinterested voting shares, and majority approval of "Disinterested Directors." A Disinterested Director is a director who was a director on the date on which an Interested Shareholder became an Interested Shareholder and was recommended for election or elected by a majority of the Disinterested Directors then on the board. After three years, the approval of the Disinterested Directors is no longer required.

  The provisions of the Virginia Act relating to Affiliated Transactions do not apply if a majority of Disinterested Directors approve the acquisition of shares making a person an Interested Shareholder.

  The Virginia Act permits corporations to opt out of the Affiliated Transactions provisions. We have not opted out.

  The Virginia Act also contains provisions regulating certain "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold voting percentages (20%, 33 1/3% or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee-director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

  Our Bylaws give us the right to redeem the shares purchased by an acquiring person in a control share acquisition. We can do this if the acquiring person fails to deliver a statement to us listing information required by the Virginia Act or if our shareholders vote not to grant voting rights to the acquiring person.

  The Virginia Act permits corporations to opt out of the control share acquisition provisions. We have not opted out.

DIRECTORS' DUTIES

  The standards of conduct for directors of Virginia corporations are listed in
Section 13.1-690 of the Virginia Act. Directors must discharge their duties in accordance with their "good faith business judgement of the best interest of the corporation". Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors' actions are not subject to a "reasonableness" or "prudent person" standard. Virginia's Federal courts have focused on the process involved with directors' decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.

BOARD OF DIRECTORS

  Members of our Board of Directors serve staggered three year terms. This means that only one-third of our directors are elected each year.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

  Our shareholders can submit shareholder proposals and nominate candidates for the Board of Directors if the shareholders follow advance notice procedures described in our Bylaws.

  To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days before a scheduled meeting. The notice must include the name and address of the shareholder and of the nominee, a description of any arrangements between the shareholder and the nominee, information about the nominee required by the SEC, the written consent of the nominee to serve as a director and other information.

  Shareholder proposals must be submitted to our corporate secretary at least 90 days before the first anniversary of the date of our last annual meeting. The notice must include a description of the proposal, the reasons for presenting the proposal at the annual meeting, the text of any resolutions to be presented, the shareholder's name and address and number of shares held and any material interest of the shareholder in the proposal.

  Director nominations and shareholder proposals that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting, including making nominations for directors.

MEETINGS OF SHAREHOLDERS

  Under our Bylaws, meetings of the shareholders may be called only by the chairman of the board, the president or a majority of the Board of Directors. This provision could have the effect of delaying until the next annual shareholders' meeting shareholder actions which are favored by the holders of a majority of our outstanding voting securities, because such person or entity, even if it acquired a majority of the outstanding voting securities of Dominion Resources, would be able to take action as a shareholder, such as electing new directors or approving a merger, only at a duly called shareholders' meeting.

AMENDMENT OF ARTICLES AND BYLAWS

  Generally, our Articles may be amended by a majority of the outstanding votes entitled to be cast by each voting group entitled to vote on a given matter. Some provisions of the Articles, however, may only be amended or repealed by two-thirds of the votes entitled to be cast by each voting group entitled to vote.

INDEMNIFICATION

  We indemnify our officers and directors to the fullest extent permitted under Virginia law against all liabilities incurred in connection with their service to us.

LIMITATION OF LIABILITY

  Our Articles provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision applies only to claims against directors arising out of their role as directors and not in any other capacity (such as an officer or employee). Directors remain liable for violations of the federal securities laws and we retain the right to pursue legal remedies other than monetary damages, such as an injunction or rescission for breach of the director's duty of care.

PLAN OF DISTRIBUTION

  We may sell the offered securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

BY AGENTS

  Offered securities may be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

  If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

  Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

  Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

  We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

  Thomas F. Farrell, II, Esq., who is our Senior Vice President--Corporate and General Counsel, or another of our lawyers, will issue an opinion about the legality of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

  Deloitte & Touche LLP, independent accountants, audited our financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference herein in reliance upon the authority of Deloitte & Touche LLP as experts in accounting and auditing in giving the report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ABOUT THIS PROSPECTUS......................................................   2
WHERE YOU CAN FIND MORE INFORMATION........................................   2
THE COMPANY................................................................   3
USE OF PROCEEDS............................................................   3
RATIO OF EARNINGS TO FIXED CHARGES.........................................   3
DESCRIPTION OF DEBT SECURITIES.............................................   4
  General..................................................................   4
  Denominations............................................................   5
  Subordination............................................................   5
  Consolidation, Merger or Sale............................................   5
  Modification of Indentures...............................................   5
  Events of Default........................................................   6
  Covenants................................................................   6
  Payment and Transfer.....................................................   6
  Global Securities........................................................   7
  Defeasance...............................................................   7
DESCRIPTION OF CAPITAL STOCK...............................................   7
  Common Stock.............................................................   7
  Preferred Stock..........................................................   8
VIRGINIA STOCK CORPORATION ACT AND THE ARTICLES AND THE BYLAWS.............   8
  General..................................................................   8
  Business Combinations....................................................   9
  Directors Duties.........................................................  10
  Board of Directors.......................................................  10
  Shareholder Proposals and Director Nominations...........................  10
  Meetings of Shareholders.................................................  11
  Amendment of Articles and Bylaws.........................................  11
  Indemnification..........................................................  11
  Limitation of Liability..................................................  11
PLAN OF DISTRIBUTION.......................................................  11
LEGAL OPINIONS.............................................................  12
EXPERTS....................................................................  12

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   [LOGO OF DOMINION RESOURCES APPEARS HERE]




                                  $950,000,000

                                DEBT SECURITIES

                                PREFERRED STOCK

                                  COMMON STOCK

                               -----------------
                                   PROSPECTUS
                               -----------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                     ESTIMATED
                                                                     ----------
Securities and Exchange Commission Fee (ACTUAL)..................... $  287,879
Transfer Agent and Registrar Fees...................................     84,450
Fees and Expenses of Trustees.......................................     70,500
Rating Agency Fees..................................................    185,000
Printing Expenses...................................................    212,000
Accountants' Fees...................................................    100,000
New York Stock Exchange Listing Fee.................................    100,000
Counsel Fees........................................................    275,000
Miscellaneous.......................................................    135,171
                                                                     ----------
  Total............................................................. $1,450,000
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article VI of Dominion Resources' Articles of Incorporation mandates indemnification of its directors and officers to the full extent permitted by the Virginia Stock Corporation Act (the Virginia Act) and any other applicable law. The Virginia Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. Dominion Resources is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

  In addition, Article VI of Dominion Resources' Articles of Incorporation limits the liability of its directors and officers to the full extent permitted by the Virginia Act as now and hereafter in effect. The Virginia Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation's articles of incorporation or a shareholder-approved bylaw; or
(ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of Dominion Resources' Articles of Incorporation, together with the Virginia Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

  Dominion Resources has purchased directors' and officers' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of Dominion Resources against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Dominion Resources and (2) Dominion Resources to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

ITEM 16. EXHIBITS.


EXHIBIT NO.                       DESCRIPTION OF DOCUMENT
-----------                       -----------------------
 1(i)       Form of Underwriting Agreement relating to the Debt Securities
            (filed herewith).
 1(ii)      Form of Underwriting Agreement relating to Preferred Stock (filed herewith).
 1(iii)     Form of Underwriting Agreement relating to Common Stock (filed herewith).
 4(i)       Articles of Incorporation as in effect on May 4, 1987 (Exhibit
            3(i), Form 10-K for the fiscal year ended December 31, 1993, File
            No. 1-8489, incorporated by reference).
 4(ii)      Bylaws as in effect on September 21, 1994 (Exhibit 3(ii), Form 10-
            K for the fiscal year ended December 31, 1994, File No. 1-8489, incorporated by reference).
 4(iii)     Form of Indenture relating to Senior Debt Securities (filed herewith).
 4(iv)      Form of Indenture relating to Subordinated Debt Securities (filed herewith).
 4(v)       A Preferred Stock and a Common Stock certificate will be filed with each issuance on Form 8-K.
 5          Opinion of Thomas F. Farrell, II, Esq., Senior Vice President-
            Corporate and General Counsel with respect to the Offered
            Securities (filed herewith).
12          Computation of Ratio of Earnings to Fixed Charges (filed herewith)
23(i)       Consent of Thomas F. Farrell, II, Esq., Senior Vice President-
            Corporate and General Counsel (contained in Exhibit 5).
23(ii)      Consent of Deloitte & Touche LLP (filed herewith).
23(iii)     Consent of Deloitte & Touche (filed herewith).
24          Powers of Attorney (Included herein).
25(i)       Form of Statement of Eligibility of Trustee for the Senior Debt
            Securities (filed herewith)
25(ii)      Form of Statement of Eligibility of Trustee for the Subordinated
            Debt Securities (filed herewith)

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (6) The undersigned registrant hereby further undertakes:

      (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3, AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF RICHMOND, THE COMMONWEALTH OF VIRGINIA, ON SEPTEMBER 12, 1997.

                                          Dominion Resources, Inc.


                                          By:      Thos. E. Capps
                                             ---------------------------------
                                                      THOS. E. CAPPS
                                                 CHAIRMAN OF THE BOARD OF
                                                        DIRECTORS,
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

  PURSUANT TO REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED, ON SEPTEMBER 12, 1997. THE OFFICERS AND DIRECTORS WHOSE SIGNATURES APPEAR BELOW HEREBY CONSTITUTE THOMAS F. FARRELL, II, PATRICIA A. WILKERSON OR
W. H. RIGGS, JR., ANY OF WHOM MAY ACT, AS THEIR TRUE AND LAWFUL ATTORNEYS-IN-FACT, WITH FULL POWER TO SIGN ON THEIR BEHALF INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW AND FILE ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THE REGISTRATION STATEMENT MAKING SUCH CHANGES IN THE REGISTRATION STATEMENT AS THE REGISTRANT DEEMS APPROPRIATE, AND GENERALLY TO DO ALL THINGS IN THEIR NAME AND IN THEIR CAPACITIES AS OFFICERS AND DIRECTORS TO ENABLE THE REGISTRANT TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933 AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION.

              SIGNATURE                                    TITLE
              ---------                                    -----

         John B. Adams, Jr.                   Director
-------------------------------------
         JOHN B. ADAMS, JR.

          John B. Bernhardt                   Director
-------------------------------------
          JOHN B. BERNHARDT

           Thos. E. Capps                     Chairman of the Board of
-------------------------------------          Directors, President (Chief
           THOS. E. CAPPS                      Executive Officer) and
                                               Director

      Benjamin J. Lambert, III                Director
-------------------------------------
      BENJAMIN J. LAMBERT, III

       Richard L. Leatherwood                 Director
-------------------------------------
       RICHARD L. LEATHERWOOD

       Harvey L. Lindsay, Jr.                 Director
-------------------------------------
       HARVEY L. LINDSAY, JR.

            K. A. Randall                     Director
-------------------------------------
            K. A. RANDALL

              SIGNATURE                                    TITLE

           William T. Roos                    Director
-------------------------------------
           WILLIAM T. ROOS

           Frank S. Royal                     Director
-------------------------------------
           FRANK S. ROYAL

           Judith B. Sack                     Director
-------------------------------------
           JUDITH B. SACK

          S. Dallas Simmons                   Director
-------------------------------------
          S. DALLAS SIMMONS

          Robert H. Spilman                   Director
-------------------------------------
          ROBERT H. SPILMAN

        Linwood R. Robertson                  Executive Vice President
-------------------------------------          (Chief Financial Officer)
        LINWOOD R. ROBERTSON

           J. L. Trueheart                    Vice President and Controller
-------------------------------------          (Principal Accounting
           J. L. TRUEHEART                     Officer)

                                 EXHIBIT INDEX

 EXHIBIT NO.                               EXHIBIT
 -----------                               -------
  1(i)       Form of Underwriting Agreement relating to the Debt Securities
             (filed herewith).
  1(ii)      Form of Underwriting Agreement relating to Preferred Stock (filed herewith).
  1(iii)     Form of Underwriting Agreement relating to Common Stock (filed herewith).
  4(i)       Articles of Incorporation as in effect on May 4, 1987 (Exhibit
             3(i), Form 10-K for the fiscal year ended December 31, 1993, File
             No. 1-8489, incorporated by reference).
  4(ii)      Bylaws as in effect on September 21, 1994 (Exhibit 3(ii), Form 10-
             K for the fiscal year ended December 31, 1994, File No. 1-8489, incorporated by reference).
  4(iii)     Form of Indenture relating to Senior Debt Securities (filed herewith).
  4(iv)      Form of Indenture relating to Subordinated Debt Securities (filed herewith).
  4(v)       A Preferred Stock and a Common Stock certificate will be filed with each issuance on Form 8-K.
  5          Opinion of Thomas F. Farrell, II, Esq., Senior Vice President-
             Corporate and General Counsel with respect to the Offered
             Securities (filed herewith).
 12          Computation of Ratio of Earnings to Fixed Charges (filed herewith)
 23(i)       Consent of Thomas F. Farrell, II, Esq., Senior Vice President-
             Corporate and General Counsel (contained in Exhibit 5).
 23(ii)      Consent of Deloitte & Touche LLP (filed herewith).
 23(iii)     Consent of Deloitte & Touche (filed herewith).
 24          Powers of Attorney (Included herein).
 25(i)       Form of Statement of Eligibility of Trustee for the Senior Debt
             Securities (filed herewith)
 25(ii)      Form of Statement of Eligibility of Trustee for the Subordinated
             Debt Securities (filed herewith)